Exhibit 99.1

FOR IMMEDIATE RELEASE

ADAPTHEALTH REPORTS Fourth Quarter and Full-Year 2021 Results

And UPDATES 2022 guidance

PLYMOUTH MEETING, Pa. – February 24, 2022 - AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment, medical supplies, and related services, announced today financial results for the fourth quarter and fiscal year ended December 31, 2021.

Highlights of 2021

•	AdaptHealth more than doubled its revenue in 2021, with revenues increasing to $2.45 billion from $1.06 billion in 2020, despite challenges resulting from shortages of CPAP equipment in the second half of the year.

•	The Company now provides needed medical equipment and supplies to roughly 3.8 million patients annually with operations in 47 states.

•	The Company has substantially completed its integration of AeroCare and additionally acquired more than $500 million in annualized revenue during 2021.

•	Cash flow from operations was $275.7 million in 2021, up from $195.6 million in 2020.

Fourth Quarter Results

•	Net revenue was a record $702.1 million compared to $348.4 million in the fourth quarter of 2020, an increase of 102%.

•	Net income attributable to AdaptHealth Corp. was $22.9 million, or $0.15 per diluted share, compared to a net loss of $80.5 million, or $1.22 per diluted share, in the fourth quarter of 2020.

•	Organic growth for the fourth quarter was 2.7% and non-acquired growth was 2.4% despite continued pressure on supply of CPAP devices largely due to the Philips Respironics recall.

•	Adjusted EBITDA was $158.1 million, compared to $79.4 million in the fourth quarter of 2020, an increase of 99%.

•	Adjusted EBITDA less Patient Equipment Capex was $100.0 million, compared to $58.5 million in the fourth quarter of 2020, an increase of 71%.

•	During the quarter, the Company completed four previously disclosed acquisitions in Florida, Texas, Washington, and Wisconsin, as well as acquisitions of three additional HME providers located in Iowa, New Jersey, and Wisconsin.

•	Cash flow from operations improved to $100.9 million in the fourth quarter of 2021 from $27.1 million in the third quarter of 2021.

Guidance Updated for Fiscal Year 2022

Based on current business, market trends, governmental reimbursement updates, acquisitions to date, and an expected continuation of shortages of PAP devices, the Company is updating its previously issued financial guidance for fiscal year 2022 as follows:

•	Net revenue of $2.825 billion to $3.025 billion, vs. prior guidance of $2.700 billion to $2.900 billion;

•	Adjusted EBITDA of $610 million to $670 million, vs. prior guidance of $635 million to $695 million; and

•	Total capital expenditures representing 9-11% of net revenue, unchanged vs. prior guidance.

Guidance for fiscal year 2022 does not include any contribution from acquisitions that have not yet closed, or continuing Public Health Emergency benefits beyond the currently scheduled expiration date.

Management Commentary

Steve Griggs, Chief Executive Officer, commented, “2021 was a remarkable year for AdaptHealth. Despite the worldwide pandemic, the shortage of CPAP equipment, and higher costs from supply chain challenges, AdaptHealth has continued to grow and prosper. Although Adjusted EBITDA fell short of our full-year guidance due to product mix shift from rental to sales, we were very pleased with our free cash flow generation as we exited the year.

Our operating and financial performance continues to reflect the increasingly strong positioning of AdaptHealth in a challenging environment. We are especially proud of the efforts of our over 11,000 employees to fulfill our mission to provide important medical equipment and supplies to the approximately 3.8 million patients who rely on us to live healthier lives.”

Josh Parnes, President, commented, “In today’s environment, it is even more important to focus on efficiency. We continue to invest in technology to drive operational improvements and better patient outcomes along with reductions in the cost of care, advancing our value proposition.”

Conference Call

Management will host a conference call at 8:30 am ET today to discuss the results and business activities. Interested parties may participate in the call by dialing:

•      (877) 407-1877 (Domestic) or

•      (201) 689-8451 (International)

Webcast registration: Click Here

Following the live call, a replay will be available for six months on the Company's website, www.adapthealth.com under "Investor Relations."

About AdaptHealth Corp.

AdaptHealth is a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment (HME), medical supplies, and related services. The Company provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to challenges in their activities of daily living, and thrive. Product and service offerings include (i) sleep therapy equipment, supplies, and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) HME to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. The Company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid, and commercial insurance payors, reaching approximately 3.8 million patients annually in all 50 states through its network of over 750 locations in 47 states.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations and the Company’s acquisition pipeline. These statements are based on various assumptions and on the current expectations of AdaptHealth management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including the outcome of judicial and administrative proceedings to which the Company may become a party or governmental investigations to which the Company may become subject that could interrupt or limit the Company’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in the Company’s customers’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; and the impact of the coronavirus (COVID-19) pandemic and the Company’s response to it. A further description of such risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently knows or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Use of Non-GAAP Financial Information and Financial Guidance

This release contains non-GAAP financial guidance, which is adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. These non-GAAP items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods.

The Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex, which are financial measures that are not prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, to analyze its financial results and believes that they are useful to investors, as a supplement to U.S. GAAP measures. In addition, the Company’s ability to incur additional indebtedness and make investments under its existing credit agreement is governed, in part, by its ability to satisfy tests based on a variation of Adjusted EBITDA less Patient Equipment Capex.

The Company believes Adjusted EBITDA less Patient Equipment Capex is useful to investors in evaluating the Company’s financial performance. The Company’s business requires significant investment in equipment purchases to maintain its patient equipment inventory. Some equipment title transfers to patients’ ownership after a prescribed number of fixed monthly payments. Equipment that does not transfer wears out or often times is not recovered after a patient’s use of the equipment terminates. The Company uses this metric as the profitability measure in its incentive compensation plans that have a profitability component and to evaluate acquisition opportunities, where it is most often used for purposes of contingent consideration arrangements. In addition, the Company’s debt agreements contain covenants that use a variation of Adjusted EBITDA less Patient Equipment Capex for purposes of determining debt covenant compliance. For purposes of this metric, patient equipment capital expenditure is measured as the value of the patient equipment received during the accounting period without regard to whether the equipment is purchased or financed through lease transactions.

EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex are significant components in understanding and assessing financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity.

There is no reliable or reasonably estimable comparable GAAP measure for the Company’s non-GAAP financial guidance because the Company is not able to reliably predict the impact of certain items, including equity-based compensation expense, transaction costs, changes in fair value of the warrant liability, and other non-recurring items of expense or income in full year 2022. As a result, reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is not available without unreasonable effort. In addition, the Company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on the Company’s future GAAP results.

In addition, the Company’s non-GAAP financial guidance in this release excludes the impact of any potential additional future strategic acquisitions and any specified items that have not yet been identified and quantified. The guidance also excludes macro-economic effects due to the COVID-19 pandemic that are not yet quantifiable. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

ADAPTHEALTH CORP.

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$149,627	$99,962
Accounts receivable	359,896	171,065
Inventory	123,095	58,783
Prepaid and other current assets	37,440	33,441
Total current assets	670,058	363,251
Equipment and other fixed assets, net	398,577	110,468
Operating lease right-of-use assets	147,760	—
Goodwill	3,512,567	998,810
Identifiable intangible assets, net	202,231	116,061
Other assets	15,098	16,483
Deferred tax assets	304,193	208,399
Total Assets	$5,250,484	$1,813,472
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$358,384	$254,212
Current portion of finance lease obligations	15,446	22,282
Current portion of operating lease obligations	31,418	—
Current portion of long-term debt	20,000	8,146
Contract liabilities	31,370	11,043
Other liabilities	43,194	89,524
Current portion of contingent consideration common shares liability	—	36,846
Total current liabilities	499,812	422,053
Long-term debt, less current portion	2,183,552	776,568
Operating lease obligations, less current portion	120,180	—
Other long-term liabilities	322,487	186,470
Contingent consideration common shares liability, less current portion	—	33,631
Warrant liability	57,764	113,905
Total Liabilities	3,183,795	1,532,627
Total Stockholders' Equity	2,066,689	280,845
Total Liabilities and Stockholders' Equity	$5,250,484	$1,813,472

ADAPTHEALTH CORP.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
(in thousands, except per share data)	December 31,		December 31,
	2021	2020	2021	2020
Net revenue	$702,106	$348,429	$2,454,535	$1,056,389
Grant income	10,595	14,277	10,595	14,277
Costs and expenses:
Cost of net revenue	591,620	291,833	2,008,925	898,601
General and administrative expenses	34,921	31,601	167,505	89,346
Depreciation and amortization, excluding patient equipment	17,081	4,975	63,095	11,373
Total costs and expenses	643,622	328,409	2,239,525	999,320
Operating income	69,079	34,297	225,605	71,346
Interest expense, net	25,611	13,604	95,195	41,430
Loss on extinguishment of debt	—	—	20,189	5,316
Change in fair value of contingent consideration common shares liability	4,661	56,867	(29,389)	98,717
Change in fair value of warrant liability	4,178	63,010	(53,181)	135,368
Other (income) loss, net	1,134	(1,453)	1,832	(3,444)
Income (loss) before income taxes	33,495	(97,731)	190,959	(206,041)
Income tax expense (benefit)	10,024	(7,219)	32,806	(11,955)
Net income (loss)	23,471	(90,512)	158,153	(194,086)
Income (loss) attributable to noncontrolling interests	529	(9,996)	1,978	(32,454)
Net income (loss) attributable to AdaptHealth Corp.	$22,942	$(80,516)	$156,175	$(161,632)
Weighted average common shares outstanding - basic	132,470	65,897	126,306	52,488
Weighted average common shares outstanding - diluted	136,376	65,897	133,034	52,488
Basic net income (loss) per share	$0.16	$(1.22)	$1.12	$(3.08)
Diluted net income (loss) per share	$0.15	$(1.22)	$0.67	$(3.08)

ADAPTHEALTH CORP.

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)	Twelve Months Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$158,153	$(194,086)
Adjustments to reconcile net income (loss) to net cash provided by
Depreciation, and amortization, including patient equipment depreciation	258,053	82,445
Equity-based compensation	25,323	18,670
Change in fair value of contingent consideration common shares	(29,389)	98,717
Change in fair value of warrant liability	(53,181)	135,368
Reduction in the carrying amount of operating lease right-of-use assets	28,624	—
Deferred income tax expense (benefit)	22,380	(21,101)
Change in fair value of interest rate swaps, net of reclassification	(2,927)	(2,845)
Amortization of deferred financing costs	5,378	1,876
Write-off of deferred financing costs	4,054	5,316
Loss on extinguishment of debt from prepayment penalty	16,135	—
Other	(3,615)	(5,636)
Changes in operating assets and liabilities, net of effects from
Accounts receivable	(29,694)	(29,517)
Inventory	(14,920)	(19,434)
Prepaid and other assets	2,731	(10,767)
Operating lease obligations	(28,043)	—
Operating liabilities	(83,383)	136,628
Net cash provided by operating activities	275,679	195,634
Cash flows from investing activities:
Payments for business acquisitions, net of cash acquired	(1,620,320)	(769,337)
Purchases of equipment and other fixed assets	(203,308)	(39,755)
Payments for investments	(1,125)	(8,657)
Proceeds from sale of investment	—	2,046
Net cash used in investing activities	(1,824,753)	(815,703)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt and lines of credit	1,165,000	591,275
Repayments on long-term debt and lines of credit	(827,271)	(547,480)
Proceeds from the issuance of senior unsecured notes	1,100,000	350,000
Proceeds from the issuance of Class A Common Stock	278,850	142,600
Proceeds from the sale of Class A Common Stock and Series A Preferred	—	225,000
Payments for equity issuance costs	(13,832)	(11,725)
Payments of deferred financing costs	(29,185)	(13,049)
Repayments of finance lease obligations	(42,164)	(39,051)
Proceeds from the exercise of stock options	12,320	—
Proceeds received in connection with employee stock purchase plan	1,016	101
Distributions to noncontrolling interests	(1,070)	(800)
Payments for tax withholdings from equity-based compensation and stock option exercises	(3,557)	(59)
Payments of contingent consideration and deferred purchase price from acquisitions	(25,233)	(3,954)
Payments for debt prepayment penalties	(16,135)	—
Proceeds from the exercise of warrants	—	24,495
Exchange of Class B Common Stock for cash	—	(44,273)
Payment for the exercise of call option relating to the Put/Call Agreement	—	(29,927)
Net cash provided by financing activities	1,598,739	643,153
Net increase in cash and cash equivalents	49,665	23,084
Cash and cash equivalents at beginning of period	99,962	76,878
Cash and cash equivalents at end of period	$149,627	$99,962

Non-GAAP Financial Measures

This press release presents AdaptHealth’s EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three and twelve months ended December 31, 2021 and 2020.

AdaptHealth defines EBITDA as net income (loss) attributable to AdaptHealth Corp., plus net income (loss) attributable to noncontrolling interests, interest expense, net, income tax expense (benefit), and depreciation and amortization.

AdaptHealth defines Adjusted EBITDA as EBITDA (as defined above), plus loss on extinguishment of debt, equity-based compensation expense, transaction costs, severance, change in fair value of the contingent consideration common shares liability, change in fair value of the warrant liability, and other non-recurring items of expense (income).

AdaptHealth defines Adjusted EBITDA less Patient Equipment Capex as Adjusted EBITDA (as defined above) less patient equipment acquired during the period without regard to whether the equipment was purchased or financed through lease transactions.

The following unaudited table presents the reconciliation of net income (loss) attributable to AdaptHealth Corp. to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three and twelve months ended December 31, 2021 and 2020:

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss) attributable to AdaptHealth Corp.	$22,942	$(80,516)	$156,175	$(161,632)
Income (loss) attributable to noncontrolling interests	529	(9,996)	1,978	(32,454)
Interest expense, net	25,611	13,604	95,195	41,430
Income tax expense (benefit)	10,024	(7,219)	32,806	(11,955)
Depreciation and amortization, including patient equipment depreciation	77,226	24,584	258,053	82,445
EBITDA	136,332	(59,543)	544,207	(82,166)
Loss on extinguishment of debt (a)	—	—	20,189	5,316
Equity-based compensation expense (b)	3,929	7,701	25,323	18,670
Transaction costs (c)	4,511	9,961	49,081	26,573
Severance (d)	2,415	2,351	4,417	5,596
Change in fair value of contingent consideration common shares liability (e)	4,661	56,867	(29,389)	98,717
Change in fair value of warrant liability (f)	4,178	63,010	(53,181)	135,368
Other non-recurring expense (income) (g)	2,052	(982)	5,271	(2,455)
Adjusted EBITDA	158,078	79,365	565,918	205,619
Less: Patient equipment capex (h)	(58,056)	(20,853)	(198,992)	(63,136)
Adjusted EBITDA less Patient Equipment Capex	$100,022	$58,512	$366,926	$142,483

(a)	Represents write offs of unamortized deferred financing costs related to refinancing of debt and pre-payment penalties for early debt payoff.

(b)	Represents equity-based compensation expense for awards granted to employees and non-employee directors. The higher expense in the 2021 year-to-date period is due to overall increased equity compensation grant activity in that period, as well as expense resulting from accelerated vesting of certain awards, including accelerated vesting of certain awards in connection with the separation of the Company’s former Co-CEO.

(c)            Represents transaction costs related to acquisitions.

(d)	Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e)	Represents a non-cash charge or gain for the change in the estimated fair value of the contingent consideration common shares liability.

(f)	Represents a non-cash charge or gain for the change in the estimated fair value of the warrant liability.

(g)	The 2021 year-to-date period includes $2.1 million of expenses related to legal and other costs associated with the separation of the Company’s former Co-CEO, $3.9 million of expenses associated with legal settlements, $1.9 million of expenses associated with lease terminations, and $0.2 million of net other non-recurring expenses, offset by a $1.9 million gain in connection with the consolidation of an equity method investment, and $0.9 million of net reductions in the fair value of contingent consideration liabilities related to acquisitions. The 2020 year-to-date period includes $4.2 million of net reductions in the fair value of contingent consideration liabilities related to acquisitions, offset by a $1.5 million expense related to a transition services agreement executed in connection with an acquisition completed in 2020, and $0.2 million of net other non-recurring expenses.

(h)	Represents the value of patient equipment obtained during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

Contacts

AdaptHealth Corp.

Jason Clemens, CFA

Chief Financial Officer

Anton Hie

Vice President, Investor Relations

(615) 887-4012

IR@adapthealth.com